EXHIBIT 23

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors and Stockholders

CMGI, Inc.:

We consent to the incorporation by reference in the registration statements No. 333-71863, No. 333-90587 and No. 333-93005 on Form S-3 and No. 33-86742, No. 333-91117, No. 333-93189, No. 333-94479, No. 333-94645, No. 333-95977, No. 333-33864, No. 333-52636, No. 333-75598, No. 333-84648 and No. 333-90608 on Form S-8 of CMGI, Inc. of our report dated September 24, 2003, with respect to the consolidated balance sheets of CMGI, Inc. as of July 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended July 31, 2003, which report appears in the July 31, 2003 annual report on Form 10-K of CMGI, Inc.

/s/ KPMG LLP

Boston, Massachusetts

October 17, 2003